EXHIBIT 10.05

EXPEDITION LEASING, INC.

AND EXPEDITION HOLDINGS, INC.

8649 Himes Ave., Unit 1513

Tampa, Florida 33614

(813) 931-8658

August 30, 2004

Jerry Keller

PO Box 941

Crystal Beach, FL 34681

Re:    Employment with Expedition Leasing, Inc.

Jerry,

Per our recent discussions, Expedition Leasing, Inc. (the “Company”) is prepared to hire you as President, Secretary and Treasurer for a monthly salary of $450 and a “to be determined” amount of common stock of the Company, beginning on August 31, 2004.

Also, we are prepared to name you to serve as a director of both the Company and its wholly owned subsidiary, Expedition Holdings, Inc. also beginning on August 31, 2004 until the next meeting of Shareholders of both companies.

We also need you to serve as President, Secretary and Treasurer of Expedition Holdings, Inc. beginning on August 31, 2004 for no additional consideration.

If you are in agreement, please call me to confirm.

Sincerely,

/s/ Edwin McGusty
Edwin A. McGusty
President